EXHIBIT 99.1

                        SAFE HARBOR COMPLIANCE STATEMENT

         The Company believes that the following factors could cause actual results to differ materially from those in forward-looking statements set forth in this Form 10-QSB.

1. The terms upon which the Company may terminate the delivery of management services to certain Affiliated Practices, including the consideration received by the Company for the sale of the assets associated with these Affiliated Practices.

2.       The Company's ability to monitor the expenses at the Affiliated
         Practices.

3. The Company's ability to timely and successfully implement its plan to amend its existing arrangements or unwind affiliations as well as satisfactorily resolve certain disputes with its Affiliated Orthodontists.

4. The level of competition in the orthodontic practice management industry.

5. Regulatory development and changes in the United States healthcare system and dental and orthodontic professions that may affect the profitability of the Company or the enforceability of the Company's operative agreements with its Affiliated Practices and Affiliated Orthodontists.

6. The Company's dependence on revenues generated by the Affiliated Orthodontists of the Affiliated Practices and the ability of the Affiliated Practices to repay loans made to the Affiliated Practices to fund deficits in monthly cash flows of the Affiliated Practices.

7. The Company's ability to secure capital, and the related cost of such capital, needed to fund the future growth of the Company.

8. The Company's ability to staff the Affiliated Practices with appropriate qualified personnel.

9.       The continued availability to the Company of adequate insurance.

10. The Affiliated Practices' reputation for delivering high-quality patient care and their ability to attract and retain patients.

11.      The Company's ability to attract and retain skilled management.

12.      Liability risks associated with providing orthodontic services.

         The foregoing factors should not be construed as exhaustive or as an admission regarding the adequacy of disclosures previously made by the Company. All capitalized terms used in this Exhibit 99.1 not otherwise defined herein have the same meanings as prescribed to such terms in the Form 10-QSB.